Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

AIM IMMUNOTECH INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

AIM ImmunoTech Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on September 9, 1994, a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Designation”) was filed in said office of the Secretary of State on November 19, 2002, an Amended and Restated Designation was filed in said office of the Secretary of State on November 1, 2012, and a Certificate of Amendment of the Designation was filed in such office of the Secretary of State on November 14, 2017.

SECOND: The Board of Directors of the Corporation at a meeting held on May 10, 2023 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series A Junior Participating Preferred Stock of the Corporation, from 250,000 shares to 4,000,000 shares, all in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Increase on this 10th day of May, 2023.

AIM IMMUNOTECH INC.

By:	/s/ Peter Rodino
Name:	Peter Rodino
Title:	COO